Jilin Agriculture University and China Organic Agriculture Inc.
                              Cooperation Agreement

Party A: Jilin Agriculture University
Party B: China Organic Agriculture Inc.

      This purpose of this agreement is to strengthen Jilin Agriculture University's development of talent amongst its students and faculty, and to facilitate its technology and innovation development, as well as to improve the production operations of China Organic Agriculture Inc.

      1. Rights and Responsibilities

Party A:

      a. A will support B in production operations and provide B with technical information and services regarding agriculture.

      b. A will provide B with first hand results from their research and development; A will also develop necessary techniques and management training.

      c. A will help B establish an improved grain development base and provide direction and training regarding B's cultivation of such base. When B places an order for newly developed seeds, A will evaluate the order and determine if they will be able to provide the seeds. If the order is signed off, A will be responsible for providing B with new types of seeds.

      d. A will assist B in establishing a raw material production base, and will provide B with technical training and information on soil, plantation techniques, and plant protection.

      e. A will perform research and development according to B's requests and provide new products and technology to B.

Party B:

      a. B will support A in the development of agricultural talent among A's professors and student body and will provide A with relevant information, curriculum and employment opportunities.

      b. B will provide A with the necessary capital for development and technology information and services.

      c. B will provide A with a fixed amount of money for research and scholarship. All research and development achievements will be held and shared between A and B, and B will have the right to utilize any new research, findings and advances in the agricultural sciences made by A.

      d. B will acquire production seeds and products and be financially responsible for these acquisitions

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      e.    B will keep any research, findings and advances which A attains confidential; any changes to the policy regarding confidentiality matter will be resolved on a case-by-case basis.

      2. Breach of Contract

      Any party who is found or adjudged to have breached this contract will be solely responsible for any losses incurred by or arising from the breach of contract. Any conflict between, or proposed action on the part of one or both of the parties, which could result in a breach of this contract must be the subject of good-faith negotiation or voluntary arbitration between the parties.

      3. Effective Date and Others

      Contract is effective when signed and it will last until December 30th
      2010.

Party A: Jilin Agriculture University                                 Huzhi Xiao

Party B: China Organic Agriculture Inc.                                Yuwu Wang

                                                             September 11th 2007